News Release

Mattson Technology Contact Ludger Viefhues Mattson Technology, Inc. tel 510-492-6241 fax 510-492-5963 ludger.viefhues@mattson.com

MATTSON TECHNOLOGY RECEIVES NASDAQ NOTICE REGARDING
DELAYED FILING OF FORM 10-K

FREMONT, Calif. - April 7, 2006 - Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that it has received a NASDAQ Staff Determination notice, dated April 3, 2006, stating that the company is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2005 and, therefore, that its common stock is subject to potential delisting from the NASDAQ National Market. Receipt of the notice does not result in immediate delisting of the common stock.

The company has requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. Delisting will be stayed pending a decision by the Panel. There can be no assurance that the Panel will grant the company's request for continued listing.

About Mattson Technology, Inc.
 Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

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